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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on June 11, 2002

Registration No. 333—

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Primus Telecommunications Group, Incorporated
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	54-1708481 (I.R.S. Employer Identification No.)

1700 Old Meadow Road
Suite 300
McLean, Virginia 22102
(703) 902-2800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

K. PAUL SINGH
CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
1700 Old Meadow Road
Suite 300
McLean, Virginia 22102
(703) 902-2800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
 BRIAN J. LYNCH, ESQ.
DARREN K. DESTEFANO, ESQ.
COOLEY GODWARD LLP
One Freedom Square
11951 Freedom Drive
Reston, Virginia 20190
Tel: (703) 456-8000
Fax: (703) 456-8100

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered		Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, par value $.01 per share, and associated Series B Junior Participating Preferred Stock Purchase Rights	1,200,000	$0.65	$780,000	$71.76

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low sales price of Primus Telecommunications Group, Incorporated's common stock on June 7, 2002 as reported on The Nasdaq Small Cap Market. It is not known how many shares will be sold under this registration statement or at what price such shares will be sold.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated June    , 2002

PROSPECTUS

1,200,000 Shares

Primus Telecommunications Group, Incorporated
Common Stock

The selling stockholder identified in this prospectus is selling 1,200,000 shares of Primus Telecommunications Group, Incorporated common stock. Primus will not receive any of the proceeds from the sale of shares by the selling stockholder. As of the date of this Prospectus, Primus common stock is listed on The Nasdaq Small Cap Market under the symbol PRTL. The last reported sales price of our common stock, as reported on The Nasdaq Small Cap Market on June 7, 2002, was $0.66 per share.

Investing in the common stock involves a high degree of risk including the risk that our common stock may be delisted from the Nasdaq Small Cap Market. See Risk Factors, beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June    , 2002

        This prospectus is part of a registration statement Primus Telecommunications Group, Incorporated ("Primus" or "We") filed with the Securities and Exchange Commission (the "SEC"). You should rely only on the information contained in or incorporated by reference in this prospectus. The SEC allows us to incorporate by reference information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

        Primus is a global facilities-based Total Service Provider offering bundled voice, data, Internet, digital subscriber line (DSL), Web hosting, enhanced application, virtual private network (VPN), and other value-added services. We own and operate an extensive global backbone network of owned and leased transmission facilities, including over 300 points-of-presence (POPs) throughout the world, ownership interests in over 23 undersea fiber optic cable systems, 21 international gateway and domestic switches, a satellite earth station and a variety of operating relationships that allow us to deliver traffic worldwide. We have been expanding our e-commerce and Internet capabilities with the deployment of a global state-of-the-art broadband fiber optic asynchronous transfer mode (ATM) + Internet protocol (IP) network. Founded in 1994 and based in McLean, VA, we serve corporate, small- and medium-sized businesses, residential and data, ISP and telecommunication carrier customers primarily located in the North America, Europe and Asia-Pacific regions of the world.

        Primus's executive offices are located at 1700 Old Meadow Road, Suite 300, McLean, Virginia 22102 and our telephone number is (703) 902-2800.

RECENT DEVELOPMENTS

        Pending Option Exchange Program    On May 22, 2002, we initiated a stock option exchange program for our employees. Subject to compliance with applicable securities laws, we have offered employees the right to exchange stock options with an exercise price of $2.00 or more for a like number of options which will vest ratably each year over a two-year period. It is expected that the exercise price of the replacement options will be set based upon the market value of common stock on or about December 18, 2002 (unless extended or altered). The number of options eligible to be exchanged under this option exchange program would be 4,033,483 out of 6,037,123 currently outstanding options.

        Pro Forma Financial Data    On June 29, 2001, the Financial Accounting Standards Board unanimously approved the issuance of two statements, Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 prohibits the use of pooling-of-interest method for business combinations initiated after June 30, 2001 and also applies to all business combinations accounted for by the purchase method that were completed after June 30, 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity's balance sheet at that date, regardless of when the assets were initially recognized. Effective January 1, 2002, we discontinued the amortization of goodwill. At December 31, 2001, goodwill, net of accumulated amortization, was $63.4 million. We are currently assessing the impact that SFAS No. 142 will have on the consolidated financial position and results of operations. Though no final determinations have been reached, the potential impairment of existing goodwill, if any, could range from a nominal amount to an amount exceeding the majority of existing goodwill.

        A reconciliation of net loss and loss per share reported in the Consolidated Statements of Operations to the pro forma amounts adjusted for the exclusion of goodwill amortization is presented below. For purposes of the calculation of the tax effect, we assumed a zero percent effective tax rate applied to the deductible goodwill as all of our net operating loss carryforwards have been fully offset with a valuation allowance. The pro forma results reflecting the exclusion of goodwill amortization have been prepared only to demonstrate the impact of goodwill amortization on net loss and loss per share and are for comparative purposes only.

	For the Year Ended December 31,
	2001	2000	1999
	(in thousands, except per share amounts)
Reported net loss	$(306,176)	$(174,664)	$(112,736)
Add: goodwill amortization, net of income tax	24,818	19,679	9,403

Adjusted net loss	$(281,358)	$(154,985)	$(103,333)

Reported net loss per common share:
Basic and diluted:
Loss before extraordinary item	$(14.84)	$(5.43)	$(3.72)
Gain on early extinguishment of debt, net of income taxes	9.11	1.03	—

Net loss	$(5.73)	$(4.40)	$(3.72)

Add: goodwill amortization, net of income tax, per common share	$0.46	$0.50	$0.31
Adjusted net loss per common share:
Basic and diluted:
Loss before extraordinary item	$(14.38)	$(4.93)	$(3.41)
Gain on early extinguishment of debt, net of income taxes	9.11	1.03	—

Net loss	$(5.27)	$(3.90)	$(3.41)

Weighted average number of common shares outstanding	53,423	39,691	30,323

        Acquired intangible assets subject to amortization consisted of the following (in thousands):

	March 31, 2002		December 31, 2001
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer lists	$139,137	$(101,312)	$139,771	$(96,955)
Other	2,017	(1,731)	4,961	(1,662)

Total	$141,154	$(103,043)	$144,732	$(98,617)

        Amortization expense for customer lists and other intangible assets for the three months ended March 31, 2002 was $5.2 million. Amortization expense for goodwill, customer lists and other intangible assets for the year ended December 31, 2001 was $59.9 million. We expect amortization expense for customer lists and other intangible assets for the fiscal years ended December 31, 2002, 2003, 2004, 2005 and 2006 to be approximately $20.8 million, $15.1 million, $7.6 million, $2.1 million and $0.8 million, respectively.

        Acquired intangible assets not subject to amortization consisted of the following (in thousands):

	March 31, 2002	December 31, 2001
	Net Carrying Amount	Net Carrying Amount
Goodwill	$63,223	$63,385

        The changes in the carrying amount of goodwill for the three-month period ended March 31, 2002 and the year ended December 31, 2001, are as follows:

	North America	Europe	Asia-Pacific	Total
Balance as of January 1, 2001	$295,580	$139,100	$26,488	$461,168
Goodwill acquired during year	—	—	—	—
Impairment losses	(232,957)	(108,303)	(16,061)	(357,321)
Amortization	(13,384)	(8,889)	(2,545)	(24,818)
Other	(7,928)	(6,135)	(1,581)	(15,644)

Balance as of December 31, 2001	41,311	15,773	6,301	63,385
Goodwill acquired during period	—	—	—	—
Other	336	(208)	(290)	(162)

Balance as of March 31, 2002	$41,647	$15,565	$6,011	$63,223

        A reconciliation of net loss and loss per share reported in the Consolidated Statements of Operations to the pro forma amounts adjusted for the exclusion of goodwill amortization is presented below. For purposes of the calculation of the tax effect, we assumed a zero percent effective tax rate applied to the deductible goodwill as all of our net operating loss carryforwards have been fully offset with a valuation allowance. The pro forma results reflecting the exclusion of goodwill amortization have been prepared only to demonstrate the impact of goodwill amortization on net loss and loss per share and are for comparative purposes only.

For the Three Months Ended March 31, 2001
(unaudited) (in thousands, except per share amounts)
Reported net income	$13,698
Add: goodwill amortization, net of income tax	6,505

Adjusted net income	$20,203

Reported net income (loss) per common share:
Basic and diluted:
Loss before extraordinary item	$(1.84)
Gain on early extinguishment of debt, net of income taxes	2.11

Net income	$0.27

Add: goodwill amortization, net of income tax, per common share	$0.13
Adjusted net income (loss) per common share:
Basic and diluted:
Loss before extraordinary item	$(1.71)
Gain on early extinguishment of debt, net of income taxes	2.11

Net income	$0.40

Weighted average number of common shares outstanding	50,230

USE OF PROCEEDS

        Primus will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholder.

RISK FACTORS

        Any investment in shares of our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the information under the caption "Forward-Looking Statements" and the other information contained in or incorporated by reference to this prospectus before you decide to buy our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

If we do not reduce our outstanding indebtedness through repurchases, restructurings, exchanges or similar transactions, our substantial debt could force us to seek protection under applicable bankruptcy laws.

        We believe that our existing cash and cash equivalents, accounts receivable financing and internally generated funds will be sufficient to fund our operating losses, debt service requirements, capital expenditures and other cash needs for our operations at least through March 31, 2003. However, there are substantial risks, uncertainties and changes that could cause actual results to differ from our current belief. See for instance information under "Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations Overview—Liquidity and Capital Resources—Short- and Long-Term Liquidity Considerations and Risks" and under "—Special Note Regarding Forward-Looking Statements" in our Annual Report on Form 10-K for the year ended December 31, 2001, under "Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Short- and Long-Term Liquidity Considerations and Risks" and under "—Special Note Regarding Forward-Looking Statements" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, and in this prospectus under "Forward-Looking Statements." If such adverse events referenced herein or therein were to occur, we may not be able to service our debt or other obligations and could, among other things, be required to seek protection under the bankruptcy laws of the United States or other similar laws in other countries.

There are risks associated with our business due to historical and anticipated future operating losses, and cumulative negative EBITDA and net losses.

        Since inception, we had cumulative negative cash flow from operating activities and cumulative negative earnings before interest, taxes, depreciation and amortization ("EBITDA"). In addition, we incurred net losses since inception and have an accumulated deficit of $676.5 million as of March 31, 2002. There can be no assurance that our revenue will grow or be sustained in future periods or that we will be able to achieve or sustain operating profitability, net income or positive cash flow from operations in any future period.

Our substantial debt could limit our future liquidity sources and jeopardize our ability to satisfy our debt service obligations, restrict our operating flexibility and place us at a competitive disadvantage.

        We currently have substantial indebtedness ($627.5 million as of March 31, 2002) and anticipate that we and our subsidiaries will incur additional indebtedness in the future. The level of our indebtedness (i) could make it more difficult for us to make payments of interest on our outstanding debt; (ii) could limit our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes; (iii) requires that a substantial portion of our cash flow from operations, if any, be dedicated to the payment of principal and interest on our indebtedness and other obligations and, accordingly, will not be available for use in our business; (iv) could limit our flexibility in planning for, or reacting to, changes in our business; (v) results in our being more highly leveraged than some of our competitors, which may place us at a competitive disadvantage; and (vi) will make us more vulnerable to a downturn in our business.

Unless the trading price of our common stock increases (or Nasdaq waives the application of such requirements for our benefit), our common stock may be delisted from the Nasdaq Small Cap Market, which could result in a less liquid market for our common stock and adversely impact future securities issuances.

        On February 14, 2002, we received a notice of delisting of our common stock from the Nasdaq National Market due to the fact that our common stock had not met the minimum prescribed trading prices for continued listing on the Nasdaq National Market (i.e., greater than $1.00 per share). On April 24, 2002, Nasdaq notified us that we also do not comply with additional listing standards to maintain $4 million in minimum net tangible assets or a minimum of $10 million in stockholder equity. Following such notifications, we applied for listing on the Nasdaq Small Cap Market. On May 10, 2002, we were notified by Nasdaq that our application to transfer to Nasdaq Small Cap Market had been accepted and was effective at the opening of business May 14, 2002. Although the transfer has been effected, our continued listing cannot be assured because, as of the date of this prospectus, we fail to satisfy the Nasdaq Small Cap Market requirement that our common stock trade at a minimum bid price of at least $1. If we continue to fail to satisfy the $1 minimum bid price requirement but on August 14, 2002 satisfy the Nasdaq Small Cap minimum market capitalization requirement, we believe we will be given an additional 180-day period (through January 14, 2003) in order to satisfy the minimum $1 bid price requirement. If we fail such requirements, we would not be eligible for listing on the Nasdaq Small Cap Market and (absent relief from Nasdaq) would trade on the OTC Bulletin Board. The OTC Bulletin Board is a substantially less liquid market than the Nasdaq National Market or Small Cap Market. As a result, if our common stock is delisted from the Nasdaq Small Cap Market, our stockholders may have greater difficulty disposing of their shares in acceptable amounts and at acceptable prices and we may have greater difficulty issuing equity securities or securities convertible into common stock in such circumstances. We cannot assure you when, if ever, our common stock would once again be eligible for listing on the Nasdaq National Market (or on the Nasdaq Small Cap Market if our Common Stock were delisted as described above).

Sales of substantial amounts of our common stock in the public market may have an adverse effect on the market price of our common stock.

        As of May 24, 2002, we had 64,822,759 shares of common stock outstanding, without giving effect to the potential exercise of any options held by our current and former employees, officers and directors. This number includes 20,378,926 shares of common stock that we have issued to creditors over the last 18 months in exchange for outstanding debt securities and other financial obligations. Of these shares, 19,178,926 shares were issued under exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), which allow these shares to be sold immediately without restriction, and 1,200,000 shares which will be eligible for resale pursuant to this prospectus, which is part of a registration statement. Sales of a substantial number of shares of our common stock in the public market, or the availability of such shares for sale, could adversely affect the prevailing market prices for our common stock.

There are risks associated with our business that are related to our limited operating history, our recent entry into Internet and data business, and our entry into developing markets.

        We were incorporated in February 1994, and began generating revenue in March 1995. We only recently have been targeting businesses and residential customers for Internet and data services through the Primus brand, its subsidiary iPRIMUS.com and other acquired ISPs. We have been expanding and intend to continue to expand our offering of data and Internet services worldwide. We anticipate offering a full-range of Internet protocol-based data and voice communications over the global broadband ATM+IP network which we have deployed. We have limited experience in the Internet and Web hosting business and cannot provide assurance that we will successfully establish or expand the business. Currently, we provide Internet services to business and residential customers in the United States, Australia, Canada, Japan, India, Brazil, Germany, France and Spain, and offer Internet transmission services in the Indian Ocean/Southeast Asia regions through our satellite earth station in London and our earth stations in India. Accordingly, we cannot provide assurance that our future operations will generate operating or net income or positive cash flow, and our prospects must be considered in light of the risks, expenses, problems and delays inherent in establishing a new business in a rapidly changing industry.

We have only recently entered the Internet Connectivity and Related Services Markets, which are extremely competitive.

        Our primary competitors include incumbent operators and other ISPs that have a significant national or international presence. Many of these carriers have substantially greater resources, capital and operational experience than we do. We also expect we will experience increased competition from traditional telecommunications carriers that expand into the market for Internet services. In addition, we will require substantial additional capital to make investments in our Internet operations, and we may not be able to obtain that capital on favorable terms or at all. The amount of such capital expenditures may exceed the amount of capital expenditures spent on the voice portion of our business going forward.

        Further, even if we are able to establish and expand our Internet business, we will face numerous risks that may adversely affect the operations of our Internet business. These risks include:

  •
  competition in the market for Internet services;

  •
  our limited operating history as an ISP;

  •
  our reliance on third parties to provide maintenance and support services for our ATM+IP network;

  •
  our reliance on third-party proprietary technology to provide certain services to our customers, including, among others, software applications, Web hosting services and VoIP services;

  •
  our ability to recruit and retain qualified technical, engineering and other personnel;

  •
  our ability to adapt and react to rapid changes in technology related to the Internet business;

  •
  uncertainty relating to the continuation of the adoption of the Internet as a medium of commerce and communications;

  •
  vulnerability to unauthorized access, computer viruses and other disruptive problems due to the accidental or intentional actions of others;

  •
  adverse regulatory developments;

  •
  the potential liability for information disseminated over our network; and

  •
  our need to manage the growth of our Internet business, including the need to enter into agreements with other providers of infrastructure capacity and equipment and to acquire other ISPs and Internet-related businesses on acceptable terms.

We have encountered, and continue to face intense competition in our long distance and data telecommunications business.

        The long distance telecommunications and data industry is intensely competitive and is significantly influenced by the marketing and pricing decisions of the larger industry participants. Competition in all of our markets is likely to stay intense, or even increase in intensity and, as deregulatory influences are experienced in markets outside the United States, competition in non-United States markets is likely to become similar to the intense competition in the United States. Many of our competitors are significantly larger and have substantially greater financial, technical and marketing resources and larger networks than us, a broader portfolio of service offerings, greater control over transmission lines, stronger name recognition and customer loyalty, as well as long-standing relationships with our target customers. In addition, many of our competitors enjoy economies of scale that result in a lower cost structure for transmission and related costs which could cause significant pricing pressures within the industry. Many companies emerging out of bankruptcy could also end up enjoying a lower cost structure and put pricing pressure within the industry.

We face challenges in successfully managing our growth.

        Our history of rapid growth has placed a significant strain on us. In order to manage our growth effectively, we must continue to implement and improve our operational and financial systems and controls, purchase and utilize additional transmission facilities, and expand, train and manage our employees, all within a rapidly changing regulatory environment. Inaccuracies in our forecast of traffic could result in insufficient or excessive transmission facilities and disproportionate fixed expenses.

Our acquisitions may not prove to be successful, as we had contemplated, and there are numerous risks related to successfully integrating the acquired businesses within our existing businesses.

        Acquisitions, a key element in our historical growth strategy, involve operational risks, including the possibility that an acquisition does not ultimately provide the benefits originally anticipated by management. Moreover, there can be no assurance that we will be successful in identifying attractive acquisition candidates, completing and financing additional acquisitions on favorable terms, or integrating the acquired business or assets into our own. There may be difficulty in integrating the service offerings, distribution channels and networks gained through acquisitions with our own. Successful integration of operations and technologies requires the dedication of management and other personnel which may distract their attention from the day-to-day business, the development or acquisition of new technologies, and the pursuit of other business acquisition opportunities, and there can be no assurance that successful integration will occur in light of such events.

We are dependent on transmission facilities-based carriers.

        Our ability to maintain and expand our business and effectuate our liquidity objectives is dependent upon whether we continue to maintain favorable relationships and credit terms with the transmission facilities-based carriers to carry our traffic.

Our international operations are subject to a variety of risks.

        In many international markets, the existing carrier will control access to the local networks, enjoy better brand recognition and brand and customer loyalty, and have significant operational economies, including a larger backbone network and correspondent agreements. Moreover, the existing carrier may take many months to allow competitors, including us, to interconnect to its switches within its territory. There can be no assurance that we will be able to obtain the permits and operating licenses required for us to operate, obtain access to local transmission facilities or to market services in international markets. In addition, operating in international markets generally involves additional risks, including:

  •
  unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

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  difficulties in staffing and managing foreign operations;

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  problems in collecting accounts receivable;

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  political risks;

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  fluctuations in currency exchange rates;

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  foreign exchange controls which restrict repatriation of funds;

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  technology export and import restrictions; and

  •
  seasonal reductions in business activity.

        With respect to currency exchange rates risks, adverse exchange rate developments have had a negative impact on recent operating results, and there can be no assurance that currency exchange rate conditions will improve.

Our information systems must grow and change in response to technologies/developments and we may not timely or cost-effectively implement such change in the future.

        Our management information systems must grow as our business expands and are expected to change as new technological developments occur. There can be no assurance that we will not encounter delays or cost-overruns or suffer adverse consequences in implementing new systems when required.

We face ongoing risk due to regulatory and industry changes.

        The international telecommunications industry is changing rapidly due to deregulation, privatization, technological improvements, expansion of infrastructure and the globalization of the world's economies. In order to compete effectively, we must adjust our contemplated plan of development to meet changing market conditions. The telecommunications industry is marked by the introduction of new product and service offerings and technological improvements. Our profitability will depend on our ability to anticipate, assess and adapt to rapid technological changes and our ability to offer, on a timely and cost-effective basis, services that meet evolving industry standards.

Our success is dependent on our ability to successfully deploy our network and move more voice and data traffic onto our network.

        Our long-term success is dependent upon our ability to design, implement, operate, manage and maintain the network. We could experience delays or cost overruns in the implementation of the network, or our ability to migrate traffic onto our network, which could have a material adverse effect on us.

We are dependent on key personnel.

        The loss of the services of K. Paul Singh, our Chairman and Chief Executive Officer, or the services of any of our other key personnel, or our inability to attract and retain additional key management, technical and sales personnel, could have a material adverse effect upon us.

Changes in government regulation could adversely affect us.

        Our operations are subject to constantly changing regulation. There can be no assurance that future regulatory changes will not have a material adverse effect on us, or that regulators or third parties will not raise material issues with regard to our compliance or non-compliance with applicable regulations, any of which could have a material adverse effect upon us.

Our network facilities and equipment are subject to risk due to natural disasters.

        Many of the geographic areas where we conduct our business may be affected by natural disasters, including hurricanes and tropical storms. Hurricanes, tropical storms and other natural disasters could have material adverse effect on our business by damaging the network facilities or curtailing voice or data traffic as a result of the effects of such events, such as destruction of homes and businesses.

WHERE YOU CAN GET MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at (202) 942-8090 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at http://www.sec.gov.

        We incorporate by reference the documents listed below, except as modified by this registration statement:

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as filed with the SEC on May 14, 2002;

  •
  Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the SEC on April 16, 2002;

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  The Definitive Proxy Statement for our 2002 Annual Meeting of Stockholders, as filed with the SEC on April 23, 2002;

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  The description of our common stock, $0.01 par value per share, contained in our registration statement on Form 8-A filed with the SEC on October 29, 1996, including all amendments or reports filed for the purpose of updating this description;

  •
  The description of the Series B Junior Participating Preferred Stock Purchase Rights, contained in our registration statement on Form 8-A filed with the SEC on December 30, 1998, including all amendments or reports filed for the purpose of updating this description; and

  •
  Any future filings we will make with the SEC under Section 13 (a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

    Primus Telecommunications Group, Incorporated
    1700 Old Meadow Road
    Suite 300
    McLean, Virginia 22102
    Attn: Danielle Saunders, Vice President, General Counsel and Corporate Development
    (703) 748-8016

FORWARD-LOOKING STATEMENTS

        This prospectus contains and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events. Such statements are based on current expectations, and are not strictly historical statements. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plans," "potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar expressions. Forward-looking statements include without limitation statements set forth and incorporated into this prospectus and elsewhere regarding, among other things: our expectations of future liquidity, EBITDA, sales, net revenue, gross profit, operating profit, net income, cash flow, network development, Internet services development, traffic development, capital expenditures, selling, general and administrative expenses, service introductions and cash requirements; our financing and/or debt repurchase, restructuring or exchange plans or initiatives, liquidity and debt service forecasts; potential future write-downs of existing goodwill; future amortization expense; future stock listing compliance and status; management's plans, goals, expectations, guidance, objectives, strategy, and timing for future operations, product plans and performance, predictions or expectations of future growth, results or cash flow; and management's assessment of market factors and future financial performance. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

        You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

  •
  changes in business conditions, prevailing trade credit terms, or revenues arising from, among other reasons, further telecommunications carrier bankruptcies or adverse bankruptcy related developments affecting our large carrier customers;

  •
  failure of certain vendors to make adequate concessions concerning the deferral of principal payments and the reduction of interest rates;

  •
  the possible inability to raise capital when needed, or at all;

  •
  the inability to reduce, exchange or restructure debt significantly, or in amounts sufficient to conduct regular ongoing operations;

  •
  changes in the telecommunications or Internet industry or the general economy or capital markets;

  •
  DSL, Internet and telecom competition;

  •
  changes in financial, capital market and economic conditions;

  •
  changes in service offerings or business strategies;

  •
  inability to lease space for data centers at commercially reasonable rates;

  •
  difficulty in provisioning voice over IP services;

  •
  changes in the regulatory schemes and regulatory enforcement in the markets in which we operate;

  •
  restrictions on our ability to follow certain strategies or complete certain transactions as a result of our capital structure or debt covenants;

  •
  restrictions on our ability to follow certain strategies or complete certain transactions as a result of our capital structure or debt covenants;

  •
  the inability to reduce debt significantly;

  •
  risks associated with our limited DSL, Internet and Web hosting experience and expertise;

  •
  entry into developing markets;

  •
  the possible inability to hire and/or retain qualified sales, technical and other personnel, particularly as we continue to attempt to grow our data-centric services, and manage growth;

  •
  risks associated with international operations (including foreign currency translation risks);

  •
  dependence on effective information systems;

  •
  dependence on third parties to enable us to expand and manage our global network and operations; and

  •
  dependence on the implementation and performance of our global ATM+IP communications network.

        As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made.

        You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

        The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SELLING STOCKHOLDER

        The following table sets forth the name of the selling stockholder, and the number of shares of common stock owned beneficially by them as of May 24, 2002 which may be offered under the terms of this prospectus. This information is based upon information provided by such selling stockholder. The applicable percentages of ownership are based on an aggregate of 64,822,759 shares issued and outstanding on May 24, 2002. The number of shares beneficially owned by such selling stockholder is determined under rules promulgated by the SEC, and is not necessarily indicative of beneficial ownership for any other purpose. The selling stockholder is offering all of the shares it beneficially owns, and assuming they sell every share, will not beneficially own any shares of Primus after the offering. The selling stockholder has not, or within the past three years has not had, any position, office or other material relationship with Primus or any of its predecessors or affiliates.

Selling Stockholders	Shares Being Offered	Percent of Shares Beneficially Owned Prior to the Offering
Cisco Systems Capital Corporation	1,200,000	1.85%

        The selling stockholder acquired the shares referenced above in connection with the settlement of certain of our outstanding lease obligations with the selling stockholder and its affiliates. In connection with that settlement, we issued 1,200,000 shares of common stock, paid $5 million in cash and are obligated to pay an additional $1.5 million in cash on April 2, 2003 in satisfaction of $15.3 million in outstanding equipment lease obligations.

PLAN OF DISTRIBUTION

        We are registering 1,200,000 shares of common stock under this prospectus on behalf of the selling stockholder. We will receive no proceeds from this offering.

        The selling stockholder may sell shares of common stock from time to time as follows (if at all):

  •
  to or through underwriters, brokers or dealers;

  •
  directly to one or more other purchasers;

  •
  through agents on a best-efforts basis; or

  •
  otherwise through a combination of any of these methods of sale.

        If the selling stockholder sells shares of common stock through underwriters, dealers, brokers or agents, those underwriters, dealers, brokers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock.

        The shares of common stock may be sold from time to time:

  •
  in one or more transactions at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to prevailing market prices;

  •
  at varying prices determined at the time of sale; or

  •
  at negotiated prices.

        These sales may be effected:

  •
  in transactions on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

  •
  in transactions in the over-the-counter market;

  •
  in block transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

  •
  in transactions otherwise than on exchanges or services or in the over-the-counter market;

  •
  through the writing of options; or

  •
  through other types of transactions.

        In connection with sales of common stock or otherwise, the selling stockholder may enter into hedging transactions with brokers-dealers or others, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may sell short the common stock and may deliver this prospectus in connection with short sales and use the shares of common stock covered by the prospectus to cover these short sales. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or any other available exemption from registration under the Securities Act may be sold under Rule 144 or another available exemption.

        At the time a particular offering of shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers. To our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares offered hereby, and we are not required to enter into any agreements to permit an underwritten offering of the shares of common stock offered by this prospectus.

        The selling stockholder and any underwriters, dealers, brokers or agents who participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

        The selling stockholder and any other person participating in a distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M which may limit the timing of purchases and sales of shares of common stock by the selling stockholder and any other person participating in the distribution. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

        The selling stockholder will be responsible for any fees, disbursements and expenses of any counsel for the selling stockholder. All other expenses incurred in connection with the registration of the shares, including printer's and accounting fees and the fees, disbursements and expenses of our counsel will be borne by us. Commissions and discounts, if any, attributable to the sales of the shares of common stock will be borne by the selling stockholder. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

        Cooley Godward LLP, Reston, Virginia will pass upon the validity of the issuance of the common stock offered by this prospectus.

EXPERTS

        The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. Except as specifically noted otherwise, the information in this prospectus is current as of June     , 2002. You should not assume that this prospectus is accurate as of any other date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):

SEC Registration Fee	$72
Legal fees and expenses	30,000
Accounting fees and expenses	7,000
Miscellaneous and printing fees	850

Total	$37,922

Item 15. Indemnification of Officers and Directors.

        Section 145 of the Delaware General Corporation Law (the "DGCL") permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful. Article X of our Amended and Restated By-Laws provides that we, to the full extent permitted by Section 145 of the DGCL, shall indemnify all of our past and present directors and may indemnify all of our past or present employees or other agents. To the extent that a director, officer, employee or agent of ours has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such Article X, or in defense of any claim, issue or matter therein, he or she shall be indemnified by us against actually and reasonably incurred expenses in connection therewith. Such expenses may be paid by us in advance of the final disposition of the action upon receipt of an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

        As permitted by Section 102(b)(7) of the DGCL, Article 11 of our Amended and Restated Certificate of Incorporation provides that no director shall be liable to us for monetary damages for breach of fiduciary duty as a director, except for liability:

  (i)
  for any breach of the director's duty of loyalty to us or our stockholders,

  (ii)
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  (iii)
  for the unlawful payment of dividends on or redemption of our capital stock; or

  (iv)
  for any transaction from which the director derived an improper personal benefit.

        We have obtained a policy insuring us and our directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 16. Exhibits.

  (a)
  Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of Primus Telecommunications Group, Incorporated (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form S-8, No. 333-56557, filed June 10, 1998).
4.2	Amended and Restated Bylaws of Primus Telecommunications Group, Incorporated (incorporated by reference to Exhibit 3.2 of the Registration Statement on Form S-1, No. 333-10875, filed August 27, 1996).
4.3	Specimen Certificate of Primus Telecommunications Group, Incorporated common stock (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-1, No. 333-10875, filed August 27, 1996).
4.4	Rights Agreement, dated as of December 23, 1998, between Primus Telecommunications Group, Incorporated and StockTrans, Inc. (incorporated by reference to the Registration Statement on Form 8-A, No. 0-29092, filed December 30, 1998).
4.5	Form of legend on certificates representing shares of Common Stock regarding Series B Junior Participating Preferred Stock Purchase Rights (incorporated by reference to the Registration Statement on Form 8-A, No. 0-29092, filed December 30, 1998).
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on Signature Page to this Registration Statement).

Item 17. Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions described in Item 15, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or person controlling the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of McLean, County of Fairfax, Commonwealth of Virginia, on the 11th day of June, 2002.

By:
K. Paul Singh Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints K. Paul Singh, John F. DePodesta and Neil L. Hazard, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

K. Paul Singh	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	June 11, 2002
John F. DePodesta	Executive Vice President and Director	June 11, 2002
Neil L. Hazard	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2002
Nick Earle	Director	June 11, 2002
David E. Hershberg	Director	June 11, 2002
Douglas M. Karp	Director	June 11, 2002
John Puente	Director	June 11, 2002
Pradman P. Kaul	Director	June 11, 2002

EXHIBIT INDEX

Exhibit Number	Description of Document
4.1	Amended and Restated Certificate of Incorporation of Primus Telecommunications Group, Incorporated (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form S-8, No. 333-56557, filed June 10, 1998).
4.2	Amended and Restated Bylaws of Primus Telecommunications Group, Incorporated (incorporated by reference to Exhibit 3.2 of the Registration Statement on Form S-1, No. 333-10875, filed August 27, 1996).
4.3
Specimen Certificate of Primus Telecommunications Group, Incorporated common stock (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-1, No. 333-10875, filed August 27, 1996).
4.4
Rights Agreement, dated as of December 23, 1998, between Primus Telecommunications Group, Incorporated and StockTrans, Inc. (incorporated by reference to the Registration Statement on Form 8-A, No. 0-29092, filed December 30, 1998).
4.5
Form of legend on certificates representing shares of Common Stock regarding Series B Junior Participating Preferred Stock Purchase Rights (incorporated by reference to the Registration Statement on Form 8-A, No. 0-29092, filed December 30, 1998).
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on Signature Page to this Registration Statement).